Exhibit 10.1

7599 Anagram Drive

Eden Prairie, Minnesota 55344

November 10, 2023

Christopher R. Volker

[Address]

Dear Chris:

We are pleased to offer you employment with NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”, “NeuroOne”, “we”, “us” or “our”). The terms of your offer of employment with the Company are as follows:

Your initial position with us will be as Chief Operating Officer (the “COO”) of the Company. In the position of COO of the Company, you will initially report to the Company’s Chief Executive Officer. You will be required to perform the duties commonly associated with the position of COO of the Company and as may also be assigned to you from time to time by the Company’s Chief Executive Officer. We reserve the right to change your job title or your duties as we may reasonably decide from time to time in our sole discretion.

Your annualized salary will be $288,000, paid in equal monthly installments in accordance with our normal payroll procedures. In addition to your annual base salary, for each fiscal year ending during your employment with the Company, you shall be eligible for an annual cash bonus, as determined by the Compensation Committee or the Board of Directors of the Company (the “Board”) (in their sole and absolute discretion) based on the Company and you achieving performance goals and objectives for such calendar year as reasonably determined by the Board (or a duly authorized committee of the Board), which value shall be up to 40% of the annual base salary actually paid to you in such fiscal year for the applicable performance year and as determined in accordance with the policies and practices generally applicable to other members of the Company’s management team. Such annual bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any annual bonus is guaranteed at any time, and, you must be an employee of the Company in good standing through the date the annual bonus is paid to be eligible to receive an annual bonus.

As a material inducement for your acceptance of employment with the Company, subject to the terms of the NeuroOne Medical Technologies Corporation 2021 Inducement Plan (as such plan may be amended, modified or replaced, the “Plan”) and the form of stock option agreement issued thereunder, following approval by the Board (or a duly authorized committee of the Board), the Company will issue you a “nonstatutory stock option,” which is not intended to satisfy the requirements of an “incentive stock option” as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Initial Option Award”) to purchase 324,560 shares of the Company’s common stock (the “Initial Shares”). The Initial Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall equal the fair market value of the Company’s common stock on the date of the grant of the Initial Option Award; (2) subject your continued employment with the Company and the terms and conditions of the Plan, twenty-five percent (25%) of the Initial Shares shall vest and become exercisable on the one (1) year anniversary of the commencement of your employment with the Company and the balance of the Initial Shares subject to the Initial Option Award shall vest and become exercisable in equal monthly installments on the last day of each month over the next thirty-six (36) months; and (3) in the event that during your period of continuous employment with the Company consummates a Change in Control (as defined in the Plan) and the Initial Option Award is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Change in Control in the manner contemplated by Section 9(c)(i) of the Plan, then 100% of the unvested portion of the Initial Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to your continued employment with the Company as of each such date and as further provided in the terms and conditions of this letter agreement, the Initial Option Award and the Plan.

If within the twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) you effect a Termination for Good Reason (as defined below); or (ii) the Company terminates your employment with the Company other than a Termination for Cause (as defined below), and subject to your signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the effective date of your termination of employment with the Company, the Release (as defined below), the Company shall pay to you, in a lump sum in cash within thirty (30) days after the effective date of your termination of employment with the Company, a separation and release agreement containing a general release of claims in favor of the Company in a form presented to you by the Company (the “Release”), the amount equal to the 50% of your annual base salary as is then effect as of the effective date of your termination of employment with the Company (the “Change of Control Amount”). The Change of Control Amount shall only be payable if: (i) you execute and deliver the Release to the Company and the Release becomes irrevocable and can no longer be revoked by you under its terms prior to the sixtieth (60th) day following the effective date of your termination of employment with the Company; (ii) you promptly return to the Company all property of the Company that the Company requests in writing that you return; (iii) you comply with your post-termination obligations under this letter agreement and the PIIA; and (iv) you remain in continued compliance with the terms and conditions of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

For the purposes of this letter agreement, “Termination for Cause” means a termination of your employment by the Company due to (i) an act or acts of dishonesty undertaken by you and intended to result in substantial gain or personal enrichment to you at the expense of the Company; (ii) unlawful conduct or gross misconduct that is willful and deliberate on your part in the performance of your employment duties and that, in either event, is injurious to the Company; (iii) the conviction of you of, or your entry of a no contest or nolo contendere plea to, a felony; (iv) breach by you of your fiduciary obligations as an officer of the Company; (v) a persistent failure by you to perform the duties and responsibilities of your employment with the Company, which failure is willful and deliberate on your part and is not remedied by you within thirty (30) days after your receipt of written notice from the Company of such failure; or (vi) material breach of any terms and conditions of this letter agreement or the PIIA (as defined below) by you, which breach has not been cured by you within ten (10) days after written notice thereof to you from the Company. For the purposes of this letter agreement, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For the purposes of this letter agreement, “Termination for Good Reason” means a termination of your employment with the Company by you within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in your annual base salary as in effect immediately prior to such reduction by more than ten percent (10%) without your written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (ii) a material reduction in your duties, position and responsibilities as in effect immediately prior to such reduction without your written consent, provided, however, that a mere change in title or reporting relationship following a Change in Control by itself will not constitute “Good Reason” for your resignation, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; or (iii) a material breach of any material provision of this letter agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if you shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (z) unless you shall have delivered a written notice to the Board within forty-five (45) days of your having actual knowledge of the occurrence of one of such events stating that you intend to terminate your employment with the Company for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.

During your employment with the Company, you will also be allowed to participate in the benefit programs and arrangements that we make available to our employees, including paid vacation and sick leave, contributory and non-contributory welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which you are eligible under the terms of those plans, provided, however, you will initially be eligible for four (4) weeks paid vacation leave.

Your employment will be subject to the terms of the Company’s employee handbook (as amended from time to time), which will supplement this letter agreement and is expressly incorporated by reference into this letter agreement. In addition, your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective November 10, 2023 or such later date as mutually agreed to by the Company and you. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and an authorized representative of the Company which has been approved by the Board (or a duly authorized committee of the Board).

You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as Exhibit A (the “PIIA”).

This letter agreement, the PIIA and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

By your execution of this letter agreement, you hereby represent and warrant to the Company that your performance of all of the terms of this letter agreement and engagement of you as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you from any of your former employers or other third party to whom you have an obligation of confidentiality and that your engagement as an employee of the Company does not and will not violate the terms of any covenant not to compete between you and any other such person or entity. You further hereby agree to not disclose to the Company or use in performing services for the Company any confidential or proprietary information belonging to any your former employers or other third party to whom you have an obligation of confidentiality.

By your execution of this letter agreement, you additionally hereby represent and warrant to the Company that you can perform and render services to the Company and serve as an employee of the Company without disclosing or using in the performance of such services for the Company any confidential or proprietary information belonging to any of your former employers or other third party to whom you have an obligation of confidentiality. By execution of this letter agreement, you hereby agree that you will not bring onto premises of the Company or use in your work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any of your former employers or other third party that you are not authorized to use or disclose. By execution of this letter agreement, you hereby represent that you are able to perform your job duties within these guidelines.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company which has been approved by the Board (or a duly authorized committee of the Board). The terms of this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. By signing this letter agreement you irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby.  BY SIGNING THIS LETTER AGREEMENT YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

The offer of employment set forth in this letter agreement is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States (within three (3) business days of your start date) and upon the completion and acceptance of all information related to your references and background check, even if this information is not known until after your employment commences.

We look forward to you becoming a member of the NeuroOne team!

Sincerely,

NeuroOne Medical Technologies Corporation

By:	/s/ Dave Rosa
Name:	Dave Rosa
Title:	President and Chief Executive Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept this employment offer. By signing this letter agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the contrary.

/s/ Christopher R. Volker	Dated: November 10, 2023
Christopher R. Volker

EXHIBIT A

Employee Proprietary Information, Inventions
Assignment AND NON-COMPETITION Agreement

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of the date set forth below between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1. Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

(a) “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b) “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

(c) “Proprietary Information” means any information regarding or developed by the Company, presently existing or developed in the future, that is: (i) not generally known to the public or to other persons who can obtain economic value from its disclosure or use, including but not limited to trade secrets; (ii) information which derives independent economic benefit from not being known to such persons; and (iii) information about the activities or business of the Company that is not generally known to others engaged in similar business or activities, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

2. Confidentiality of Proprietary Information.

(a) Nature of Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. Employee understands that Employee’s employment creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

(b) Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

Exhibit A-1

(c) Confidentiality. At all times, both during the term of Employee’s employment with the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.

(d) Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e) Records. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f) Handling of the Company Documents and Materials. Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

3. Inventions.

(a) Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b) Assignment of Inventions to the Company. Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and reduced to practice or developed (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

(c) Works Made for Hire. Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine.  Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

Exhibit A-2

(d) List of Inventions. Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e) Cooperation. Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.

(f) Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(g) Holdover Assignment.

(i) Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the fully rights to such Inventions and applications.

(ii) The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company; or are in any way related to the subject matter or activities of Employee’s employment at the Company.

Exhibit A-3

4. Non-Solicitation or Hire of Company Employees. During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company. Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.

5. Non-Solicitation of Non-Employees. During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company

6. Duty of Loyalty During Employment.

(a) Duty of Loyalty. Employee agrees that during the period of Employee’s employment by the Company, Employee will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, Employee’s employment by the Company. Employee shall be entitled to request written consent of the Board of Directors of the Company with respect to potential advisory and/or director opportunities presented to Employee by a third party, which Employee believes in good faith will not interfere or compete with the on-going business of the Company.

(b) Agreement not to Participate in the Company’s Competitors. During Employee’s employment with the Company, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by Employee in professionally managed funds over which Employee does not have control or discretion in investment decisions, or as a passive investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market, shall not constitute a breach of this Section 6.

(c) Covenant not to Compete. During Employee’s employment with the Company, Employee shall not engage in competition with the Company in any manner or capacity (including, but not limited to, as an adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, owner, co-owner, or consultant) in any phase of the business of developing, manufacturing and marketing of products or services that directly compete with the products or services of the Company.

7. Reasonableness of Terms. The Company and Employee agree that the terms contained in Sections 2-6 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

8. Remedies. Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

Exhibit A-4

9. General.

(a) Severability. Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(b) Authorization to Notify New Employer. Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them and any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company.

(d) Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the President of the Company and Employee. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

(e) Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

(f) Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Minneapolis, Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Signatures on the Following Page

Exhibit A-5

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:		EMPLOYEE:

NeuroOne Medical Technologies Corporation

By:	/s/ Dave Rosa		/s/ Christopher R. Volker
Name:	Dave Rosa	Print Name:	Christopher R. Volker
Title:	President and CEO

Date: November 10, 2023

Exhibit A-6

Exhibit 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement:

☒	No Inventions or improvements.

☐	See below: Any and all Inventions regarding:

☐	Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

☒	No materials or documents

☐	See below:

Dated: November 10, 2023	/s/ Christopher R. Volker
Christopher r. Volker